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Exhibit 10.17

2005 BONUS CRITERIA FOR EXECUTIVE OFFICERS

        On January 25, 2005, the Compensation Committee approved the 2005 bonus criteria for the Corporation's executive officers. The VCP provides for cash awards to be paid based upon attainment of pre-established performance standards. The Committee believes the VCP facilitates the communication of VCP Objectives, and is intended to motivate executive officers to attain those VCP Objectives. In those years in which the VCP Objectives are not realized, participants will receive less or no incentive pay.

        With regard to the Chief Executive Officer, the Compensation Committee has authorized, under the VCP, a bonus pool that is not to exceed 0.47 percent of the Corporation's 2005 adjusted operating income. With regard to those individuals that the Corporation anticipates will constitute the named executive officers for the 2005 fiscal year (the four most highly compensated executive officers of the Corporation other than the CEO), the Committee has authorized, under the VCP, a bonus pool that is not to exceed 0.69 percent of the Corporation's planned 2005 adjusted operating income. These pools establish the maximum awards payable to these named executive officers and the Chief Executive Officer as a group based on the Committee's assessment of performance, in terms of both objective performance (the Corporation's adjusted operating income and the performance of each executive's corporate staff group or business unit) and a subjective analysis (for the purposes of negative discretion) of each executive's qualitative performance relative to pre-established VCP Objectives. Note that the Committee may (and traditionally has chosen to) exercise negative (but not upward) discretion to reduce the amounts payable from the pool. Therefore, the 2005 VCP Targets for each of these executive officers are: Michael S. Gilliland (Chairman, President and CEO) $750,000, Jeffery M. Jackson (Executive Vice President and Chief Financial Officer) $296,800, Eric J. Speck (Executive Vice President and Chief Marketing Officer) $275,800, Michelle A. Peluso (Executive Vice President and President and Chief Executive Officer, Travelocity) $262,500, and Thomas Klein (Executive Vice President and Group President, Sabre Travel Network and Sabre Airline Solutions) $262,500.

        With respect to all executive officers of the Corporation, the maximum cash payment under the 1996 LTIP with respect to any calendar year may not exceed an amount twice the executive's annual base salary as in effect on the last day of the preceding fiscal year.

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  Exhibit 10.17
2005 BONUS CRITERIA FOR EXECUTIVE OFFICERS